Exhibit 10.18

Summary of Compensation Arrangements for Nonemployee Directors

The Company’s nonemployee directors are as follows: Robin J. Adams, Robert G. Bohn, Robin S. Callahan, Paul J. Choquette, Jr., Terry D. Growcock, Stephen P. Munn, Gregg A. Ostrander, Lawrence A. Sala and Magalen C. Webert.  Mr. Munn serves as Lead Director.  He was appointed Lead Director effective June 25, 2007.  The Company pays Mr. Munn an annual retainer of $300,000 for his service as a member of the Board of Directors and as Lead Director.

For 2010, the annual fee paid to each nonemployee director other than Mr. Munn was $50,000.

The Board currently has standing Audit, Compensation and Corporate Governance and Nominating Committees (the “Governance Committee”).  In December, 2010 the Board approved a recommendation by the Governance Committee to eliminate the Executive and Pension and Benefits Committees of the Board.

The following table summarizes the compensation paid to Mr. Munn, the Lead Director, and each other non-employee director for his or her service to the Board and its committees during 2010:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	Option Awards(5)	Nonqualified deferred compensation earnings ($)(6)	Total ($)
Robin J. Adams	$70,000	$60,000	$0	$0	$130,000
Robert G. Bohn	$70,000	$60,000	$0	$0	$130,000
Donald G. Calder(1)	$60,000	$0	$0	$0	$60,000
Robin S. Callahan	$95,000	$60,000	$0	$0	$155,000
Paul J. Choquette, Jr. (2)	$85,000	$60,000	$0	$1,847	$146,847
Terry D. Growcock	$65,000	$60,000	$0	$0	$125,000
Stephen P. Munn	$300,000	$0	$0	$0	$300,000
Gregg A. Ostrander	$70,000	$60,000	$0	$0	$130,000
Lawrence A. Sala	$95,000	$60,000	$0	$0	$155,000
Magalen C. Webert	$60,000	$60,000	$0	$0	$120,000

(1)          Mr. Calder retired from the Board of Directors at the 2010 Annual Meeting on May 14, 2010.  Because Mr. Calder retired in 2010, he received an award of cash, in lieu of a restricted stock unit award, prorated for his period of service during 2010 through his retirement date.

(2)          Mr. Choquette will retire from the Board of Directors on the date of the 2011 Annual Meeting in accordance with the Board’s retirement policy.  In connection with his retirement, the Board of Directors approved an amendment to his prior stock option awards to extend the expiration dates of the options to the remainder of their ten year term.

(3)          The following directors received all or a portion of their annual fee in Shares:  Mr. Adams — 852 Shares; Mr. Bohn — 2,128 Shares, Mr. Choquette — 852 Shares; Mr. Growcock — 852 Shares; Mr. Ostrander — 426 Shares, Mr. Sala — 852 Shares and Mrs. Webert — 426 Shares.

(4)          The value of the awards shown in the table is equal to the grant date fair value of the restricted stock units awarded to the directors in 2010 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (excluding any effect of estimated forfeitures).  Note 11 to the Company’s consolidated financial statements included in the 2010 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements, including the assumptions used to determine the grant date fair value of the awards.

(5)          As of December 31, 2010, the directors listed in the Director Compensation Table (other than Mr. Calder who was not a member of the Board of Directors on December 31, 2010) held options to acquire Shares granted to them under the Company’s stock-based compensation plans, all of which are fully vested and exercisable, as follows:

		Option	Total
	Grant Date	Exercise Price	Outstanding

Mrs. Callahan	02/04/04	$28.535	2,000
	02/02/05	$32.09	2,000
	05/04/05	$36.40	2,000
	02/08/06	$34.43	4,000
	02/07/07	$41.87	4,000
Total			14,000

Mr. Choquette	02/05/03	$20.03	2,000
	02/04/04	$28.535	2,000
	02/02/05	$32.09	2,000
	05/04/05	$36.40	2,000
	02/08/06	$34.43	4,000
	02/07/07	$41.87	4,000
Total			16,000

Mr. Munn	02/04/04	$28.535	10,000
	02/02/05	$32.09	20,000
	02/08/06	$34.43	20,000
	02/07/07	$41.87	20,000
Total			70,000

Mr. Sala	11/06/02	$20.00	4,000
	02/05/03	$20.03	2,000
	02/04/04	$28.535	2,000
	02/02/05	$32.09	2,000
	05/04/05	$36.40	2,000
	02/08/06	$34.43	4,000
	02/07/07	$41.87	4,000
Total			20,000

Mrs. Webert	02/05/03	$20.03	2,000
	02/04/04	$28.535	2,000
	02/02/05	$32.09	2,000
	05/04/05	$36.40	2,000
	02/08/06	$34.43	4,000
	02/07/07	$41.87	4,000
Total			16,000

(6)          The amount shown represents the portion of interest credited on fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors that is considered above market under the proxy disclosure rules of the Securities and Exchange Commission.  In 2010, the deferred fees accrued interest at five and one-half percent (5.5%).  The above market portion is the amount of interest credited under the Plan that exceeded 4.85% (120% of the long-term applicable federal rate under the Internal Revenue Code for January 2010, compounded quarterly).

At its September and December meetings, the Compensation Committee considered a market analysis of the Company’s non-employee director compensation prepared by the Committee’s compensation consultant.  The analysis showed that the Company’s non-employee director compensation was approximately 11% below the median director pay of a comparator group comprised of approximately 400 publicly traded general industry companies with revenues between $1 and $5 billion — with the cash compensation component being approximately 5% below the median and the Company stock based component being approximately 15% below the median.  Based on a recommendation of the Compensation Committee, the Board, at its December 2010 meeting, approved changes in the Company’s non-employee director compensation program to provide compensation closer to the median level of director pay at comparable companies and to offset partially the director compensation reduction that resulted from the elimination of the Executive and Pension and Benefits Committees of the Board.  The changes are summarized below and are effective for 2011:

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•                                          Increase the annual Board retainer from $50,000 to $65,000.

•                                          Increase the annual Committee retainer for the Compensation and Governance Committees from $5,000 to $7,500.

•                                          Increase the Committee Chair retainer for the Audit Committee from $10,000 to $15,000 (and continue the current $10,000 retainer for Chairing the Compensation and Governance Committees).

•                                          Increase the annual equity grant value from $60,000 to $80,000.